[Silicon Letterhead]

FOR INFORMATION CONTACT:
Andrew Pascal, CEO (Analysts)                   Joel Pascal (Investor Relations)
(650) 842-9000                                  (650) 842-9000

FOR IMMEDIATE RELEASE

              SILICON GAMING ANNOUNCES EXTENSION OF EXCHANGE OFFER

     PALO ALTO, California,  June 14, 2000 -- Silicon Gaming, Inc. (OTC Bulletin
Board: SGIC.OB) announced today that it is extending the expiration date of its exchange offer to 5:00 P.M. New York City time on June 30, 2000. The exchange offer was scheduled to expire at 5:00 P.M. New York City time on June 23, 2000. As of June 12, 2000, the company's exchange agent had received 393 Election Notices representing 7,901,970 shares of common stock participating in the exchange offer.

The company is filing with the SEC a Supplement to the Offering Circular dated April 17, 2000. The Supplement is dated June 12, 2000 and it is expected that the Supplement will be distributed to shareholders beginning tomorrow. Shareholders should carefully read and consider the information provided in the Supplement as well as the information provided earlier in the Offering Circular dated April 17, 2000. Shareholders can view the Supplement at the SEC's website at: http:\\www.sec.gov. The company will also provide copies of the Supplement free to shareholders. In addition, copies of the Supplement will be available from our information agent and our exchange agent, whose phone numbers are listed below and in the Offering Circular dated April 17, 2000.

EquiServe Trust Company, N.A., the company's transfer agent, will continue to act as exchange agent in the exchange offer, and will also act as warrant agent. Georgeson Shareholder Communications Inc. will continue to act as information agent in the exchange offer. Shareholders may contact the information agent at
(800) 223-2064, or collect at (212) 440-9800, for information about tendering Election Notices.

Silicon Gaming, Inc. designs and manufactures a full line of innovative wagering products, including the Family Feud Wagering Attraction, and an extensive library of game applications including Phantom Belle, Banana-Rama, Eureka, Cash Cruise, TopHat 21 and Hot Reels. Headquartered in Palo Alto, California, the Company is traded on the OTC Electronic Bulletin Board as SGIC.OB.

                           FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements that involve risks and uncertainties. These are statements about future events, results of operation, business plans and other matters. The Company's actual results may differ materially from the results discussed in the forward-looking statements based on various factors and risks, including those identified in the Company's
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Form 10-K for the year ended  December 31, 1999.  We use words such as "expect",
"anticipate", "intend" or other similar words to identify forward looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. We have no obligation to update the forward-looking statements made in this press release.

  For more information on Silicon Gaming, Inc., visit the Company's website at
                          http://www.silicongaming.com